INVESTMENT ACCOUNTING AGREEMENT

THIS AGREEMENT, effective as of the 23rd day of February 2023, is made by and between MUTUAL OF AMERICA Investment Corporation, a Maryland corporation (on behalf of each series listed on Exhibit A to this Agreement, each a “Fund and collectively, the “Funds”), having its principal place of business at 320 Park Avenue, New York, New York 10022 (“Investment Corporation”), and MUTUAL OF AMERICA CAPITAL MANAGEMENT LLC, a Delaware limited liability company, having its principal place of business at 320 Park Avenue, New York, New York 10022 (“Capital Management”).

WHEREAS, Investment Corporation is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, Capital Management serves as investment adviser for Investment Corporation, and Capital Management, to the extent needed for its operations, has access to employees and facilities of Mutual of America Life Insurance Company, its indirect parent company (“Mutual of America”), through intercompany agreements with Mutual of America; and

WHEREAS, Investment Corporation desires to appoint Capital Management as its investment accounting and recordkeeping agent for the Funds, and Capital Management is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual promises herein contained, Investment Corporation and Capital Management, intending to be legally bound, mutually covenant and agree as follows:

1.

Appointment of Recordkeeping Agent. Investment Corporation hereby constitutes and appoints Capital Management as investment accounting and recordkeeping agent for the Funds to perform accounting and recordkeeping functions related to portfolio transactions required under Rule 31(a) of the 1940 Act; to provide information available under its Accounting System (defined below) necessary for the Funds to file financial and securities reports and for Mutual of America personnel to monitor Fund activities; and to calculate the net asset value of the Funds.

2.	Representations and Warranties of Investment Corporation. Investment Corporation hereby represents, warrants, and acknowledges to Capital Management that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Maryland, and that it is registered under the 1940 Act;

B.

It has the requisite power and authority under applicable law, its charter and its bylaws to enter into this Agreement; it has taken all requisite action necessary to appoint Capital Management as investment accounting and recordkeeping agent for the Funds; this Agreement has been duly executed and delivered by Fund; and this Agreement constitutes a legal, valid and binding obligation of Fund, enforceable in accordance with its terms; and

C.

It has determined to its satisfaction that the accounting systems utilized by Capital Management (the “Accounting System”) are appropriate and suitable for its needs and providing the services to the Funds contemplated hereunder.

3.	Representations and Warranties of Capital Management. Capital Management hereby represents, warrants, and acknowledges to Investment Corporation that:

A.	It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

B.

It has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by Capital Management; and that this Agreement constitutes a legal, valid and binding obligation of Capital Management, enforceable in accordance with its terms;

C.

The accounts and records maintained and preserved by Capital Management shall be the property of the Funds and that it will not use any information made available to it under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by the Funds in writing;

D.	The Accounting System is appropriate and suitable for Capital Management’s performance of its obligations under this Agreement; and

E.

Capital Management, either directly or through Mutual of America, has obtained licenses for or contracted for the Accounting System, and Capital Management and/or Mutual of America have the right and ability to use the Accounting System and to allow the Funds access to the Accounting System as contemplated by this Agreement; and Capital

Management warrants that it will defend, and indemnify and hold harmless, each Fund against any loss, damage or expense (including reasonable outside counsel fees) resulting from any claim of infringement based on such use or access.

4.	Duties and Responsibilities of Investment Corporation.

A.	Investment Corporation shall turn over to Capital Management all of each Fund’s accounts and records previously maintained, if any, as required by Capital Management to perform its services hereunder.

B.

Investment Corporation shall provide to Capital Management the information necessary to perform Capital Management’s duties and responsibilities hereunder in writing or its electronic or digital equivalent prior to the close of the New York Stock Exchange on each day on which Capital Management prices the Funds’ securities and foreign currency holdings.

C.

Investment Corporation shall furnish Capital Management with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the Funds when such information is not readily available from generally accepted securities industry services or publications.

D.

Investment Corporation shall pay to Capital Management such compensation at such time as may from time to time be agreed upon in writing by Capital Management and Investment Corporation, based upon the allocation of resources of Capital Management and its affiliates to the services provided hereunder. Investment Corporation also shall reimburse Capital Management for all out-of-pocket disbursements, costs and expenses incurred by Capital Management in connection with services performed pursuant to this Agreement. Expenses incurred by Capital Management in providing services to Investment Corporation under this Agreement will be determined periodically and presented to Fund for reimbursement.

E.

Investment Corporation shall notify Capital Management of any changes in statutes, rules, regulations, requirements, or policies which may necessitate changes in Capital Management’s responsibilities or procedures.

F.

Investment Corporation shall provide to Capital Management, as conclusive proof of any fact or matter required to be ascertained from Investment Corporation as determined by Capital Management, a certificate signed by Investment Corporation’s president or other officer of Investment Corporation, or other authorized individual, as requested by Capital Management.

Investment Corporation shall also provide to Capital Management instructions with respect to any matter concerning this Agreement requested by Capital Management. Capital Management may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of Investment Corporation and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from Investment Corporation.

G.

Investment Corporation shall cause its custodian, transfer agent and other service providers, if any, to furnish information to Capital Management needed by Capital Management for the performance of its duties hereunder.

5.	Duties and Responsibilities of Capital Management.

A.

Capital Management shall calculate each Fund’s net asset value, and net asset value per share, in accordance with Fund’s prospectus, and shall use its best efforts to transmit such values to the Fund and/or its transfer agent not later than 6:00 p.m. Eastern time, or as soon thereafter as possible, under normal circumstances. Capital Management will price the securities and foreign currency holdings of the Funds for which market quotations are available by the use of outside services designated by the Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings will be priced in accordance with the Fund’s instructions. On a daily basis, Capital Management will review for completeness the reports of valuations of portfolio securities.

B.

Capital Management shall prepare and maintain, with the direction and as interpreted by Investment Corporation’s accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of each Fund’s net asset value, and as further agreed upon by the parties in writing, and such information shall be available to the Fund on a daily basis by computer download, subject to the production limitations of the Accounting System. Capital Management shall preserve such records in the manner and for the periods required by law or for such longer period as the parties may agree upon in writing. Investment Corporation shall advise Capital Management in writing of all applicable record retention requirements, other than those set forth in the 1940 Act.

C.

Capital Management shall make available to Investment Corporation’s accountants for inspection or reproduction within a reasonable time, upon demand, all accounts and records of each Fund maintained and preserved by Capital Management.

D.

Capital Management shall reasonably cooperate with Investment Corporation to coordinate with Investment Corporation’s custodian, transfer agent and other service providers, if any, to obtain information about the Funds needed for Capital Management’s performance of its obligations hereunder. Capital Management’s out-of-pocket costs and expenses incurred in connection therewith shall be reimbursed by Fund.

E.

Capital Management shall assist Investment Corporation’s s independent accountants, or upon approval of Investment Corporation or upon demand, any regulatory body, in any requested review of Fund’s accounts and records maintained by Capital Management but shall be reimbursed by Investment Corporation for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.

F.

Upon receipt from Investment Corporation of any necessary information or instructions, Capital Management shall provide information from the books and records it maintains for Investment Corporation that Investment Corporation needs for tax returns, meetings of Investment Corporations Board of Directors or shareholders, questionnaires, compliance with tax and securities law requirements, or periodic reports to shareholders and such other reports and information requests as Investment Corporation and Capital Management shall agree upon from time to time.

G.

Additional series or funds of Fund may be added to this Agreement, provided that Capital Management consents to such addition. Rates or charges for each additional series or fund shall be as agreed upon by Capital Management and Fund in writing.

H.

Capital Management shall not have any responsibility hereunder to Investment Corporation, a Fund’s shareowners or any other person or entity for moneys or securities of a Fund, whether held by Investment Corporation or custodians of Investment Corporation.

6.

Indemnification. Capital Management shall not be responsible or liable for, and Investment Corporation shall indemnify and hold Capital Management harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by Capital Management or for which it may be liable, arising out of or attributable to:

A.	Capital Management’s action or omission to act pursuant hereto, except for any loss or damage arising from any negligent act, bad faith or willful misconduct of Capital

Management. Capital Management shall hold harmless and indemnify the Funds from and against any loss or liability (including reasonable outside counsel fees) arising out of Capital Management’s negligence, bad faith or willful misconduct. Neither party shall be liable to the other for consequential, special, or punitive damages in any event.

B.

Capital Management’s payment of money as requested by Investment Corporation, or the taking of any action which might make Capital Management liable for payment of money; provided, however, that Capital Management shall not be obligated to expend its own moneys or to take any such action except in Capital Management’s sole discretion.

C.

Capital Management’s action or omission to act hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed.

D.

Capital Management’s action or omission to act in good faith reliance on the written advice or written opinion of counsel for Investment Corporation or its own counsel, which advice or opinion may be obtained by Capital Management at the expense of Investment Corporation, or on the instructions, advice and statements of Investment Corporation, Investment Corporation’s accountants and officers or other authorized individuals, and, upon notice to Investment Corporation, others believed by it in good faith to be expert in matters upon which they are consulted.

E.	The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, Capital Management shall be under no duty or obligation to inquire into:

1.	The validity of the issue of any securities purchased by or for the Funds, or the legality of the purchase thereof, or the propriety of the purchase price;

2.	The legality of the sale of any securities by or for Fund, or the propriety of the sale price;

3.	The legality of the issue, sale or purchase of any shares of Fund, or the sufficiency of the purchase or sale price; or

4.	The legality of the declaration of any dividend by Fund, or the legality of the issue of any shares of Fund in payment of any stock dividend.

F.

Any error, omission, inaccuracy or other deficiency of Investment Corporation’s accounts and records or other information provided by or on behalf of Investment Corporation to Capital Management, or the failure of Investment Corporation to provide, or provide in a timely manner, any accounts, records, or information needed by Capital Management to perform its functions hereunder.

G.

The Investment Corporation’s refusal or failure to comply with the terms of this Agreement (including without limitation Investment Corporation’s failure to pay or reimburse Capital Management under this indemnification provision), Investment Corporation’s negligence or willful misconduct, or the failure of any representation or warranty of Investment Corporation hereunder to be and remain true and correct in all respects at all times.

7.

Force Majeure. Capital Management shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service (provided, however, that Capital Management shall maintain a reasonable business continuation plan for its investment accounting services); inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

8.

Procedures. Capital Management and Investment Corporation may from time to time adopt procedures as they agree upon, and Capital Management may conclusively assume that any procedure approved or directed by Investment Corporation or its accountants or other advisors does not conflict with or violate any requirements of Fund’s prospectus, charter or declaration of trust, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which Fund may be bound.

9.

Term and Termination. The initial term of this Agreement shall be a period of one year commencing on the effective date hereof and continuing unless terminated as set forth herein. Either party may terminate this Agreement by notice in writing received by the other party not less than thirty (30) days prior to the date upon which such termination shall take effect. If, however, Capital Management materially breaches any representation or warranty in Section 3 or any provision in Section 5 of this

Agreement, Investment Corporation may terminate this Agreement upon not less than ten days’ written notice to Capital Management, unless Capital Management cures such breach within the notice period. Upon termination of this Agreement:

A.	Investment Corporation shall pay to Capital Management its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date.

B.	Investment Corporation shall designate a successor by notice in writing to Capital Management on or before the termination date.

C.

Capital Management shall deliver to the successor, or if none has been designated, to Investment Corporation, at Capital Management’s office, all records, funds and other properties of Investment Corporation deposited with or held by Capital Management hereunder. In the event that no successor takes delivery of all records, funds and other properties of Investment Corporation by the termination date, Capital Management’s sole obligation with respect thereto from the termination date until delivery to a successor shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and Capital Management shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10.

Notices. Notices, requests, instructions and other writings addressed to Investment Corporation at 320 Park Avenue, New York, New York 10022, Attn: Chris Festog, or at such address as Investment Corporation may have designated to Capital Management in writing, shall be deemed to have been properly given to Investment Corporation hereunder; and notices, requests, instructions and other writings addressed to Capital Management at its offices at 320 Park Avenue, New York, New York 10022, Attn: Stephen Rich, or to such other address as it may have designated to Investment Corporation in writing, shall be deemed to have been properly given to Capital Management hereunder.

11.

Limitation of Portfolio Liability. Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Funds shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds for any reason.

12.	Miscellaneous.

A.

This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, without reference to the choice of laws principles thereof

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.	The representations and warranties and the indemnification extended hereunder are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.

The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party’s rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

F.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

G.	This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

H.

If any part, term or provision of this Agreement is determined by the courts or any regulatory authority to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

I.	This Agreement may not be assigned by either party without the prior written consent of the other.

J.	Neither the executed nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Investment Corporation and Capital Management.

K.

Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.

MUTUAL OF AMERICA INVESTMENT CORPORATION

Attest:
By:
	Amy Latkin Vice President and Secretary		Aferdita Gutierrez Treasurer, Chief Financial Officer and Principal Financial Officer

MUTUAL OF AMERICA CAPITAL MANAGEMENT LLC

By
Attest:
	Amy Latkin Vice President and Secretary		Stephen Rich Chairman and CEO

Exhibit A

Investment Corporation Funds

Equity Index Fund

All America Fund

Small Cap Value Fund

Small Cap Growth Fund

Small Cap Equity Index Fund

Mid Cap Value Fund

Mid-Cap Equity Index Fund

Composite Fund

International Fund

Catholic Values Index Fund

Money Market Fund

Mid-Term Bond Fund

Bond Fund

Retirement Income Fund

2015 Retirement Fund

2020 Retirement Fund

2025 Retirement Fund

2030 Retirement Fund

2035 Retirement Fund

2040 Retirement Fund

2045 Retirement Fund

2050 Retirement Fund

2055 Retirement Fund

2060 Retirement Fund

2065 Retirement Fund

Conservative Allocation Fund

Moderate Allocation Fund

Aggressive Allocation Fund